                                                                     EXHIBIT 12
                                                                    PAGE 1 OF 2

                           THE TIMES MIRROR COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (IN THOUSANDS OF DOLLARS)

                                          YEAR ENDED DECEMBER 31
                               -----------------------------------------------
                                 1995       1994     1993     1992      1991
                               ---------  -------- -------- --------  --------
Fixed Charges
 Interest expense............. $  29,467  $ 69,322 $ 84,054 $ 74,281  $ 76,724
 Interest related to ESOP(a)..               1,376    2,611    4,113     5,074
 Capitalized interest.........       485     1,142      391    3,963    13,537
 Portion of rents deemed to be
  interest....................    22,180    20,418   21,007   21,857    21,190
 Amortization of debt expense.       411       339      995      600       866
                               ---------  -------- -------- --------  --------
    Total Fixed Charges....... $  52,543  $ 92,597 $109,058 $104,814  $117,391
                               =========  ======== ======== ========  ========
Earnings (Loss)
 Income (loss) from continuing
  operations before income
  taxes....................... $(455,013) $257,899 $109,785 $ (7,102) $ 55,348
 Fixed charges, less
  capitalized interest and
  interest related to ESOP
  (a).........................    52,058    90,079  106,056   96,738    98,780
 Amortization of capitalized
  interest....................     4,475     4,229    4,222    5,963     4,576
 Distributed income from less
  than 50% owned
  unconsolidated affiliates...       352       292      281      214       190
 Subtract: equity loss
  (income) from less than 50%
  owned unconsolidated
  affiliates..................      (615)    1,158    1,067    2,025    (2,857)
                               ---------  -------- -------- --------  --------
    Total Earnings (Loss)..... $(398,743) $353,657 $221,411 $ 97,838  $156,037
                               =========  ======== ======== ========  ========
Ratio of earnings to fixed
 charges......................    (b)       3.8x     2.0x      (c)      1.3x

- --------
(a) The Company guaranteed repayment of debt of the Employee Stock Ownership Plan and, accordingly, included the related interest in fixed charges. This debt was repaid on December 15, 1994.

(b) Earnings are approximately $451 million lower than the amount needed to cover fixed charges in this year, as earnings in 1995 were impacted by approximately $768 million in restructuring charges.

(c) Earnings are approximately $7 million lower than the amount needed to cover fixed charges in this year, as earnings in 1992 were impacted by over $200 million in restructuring charges.

                                                                     EXHIBIT 12
                                                                    PAGE 2 OF 2

                           THE TIMES MIRROR COMPANY

                   COMPUTATION OF RATIO OF EARNINGS TO FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS
                           (IN THOUSANDS OF DOLLARS)

                                                     YEAR ENDED
                                                     DECEMBER 31,
                                                        1995
                                                    -------------
Fixed Charges
 Interest expense.................................. $  29,467
 Capitalized interest..............................       485
 Portion of rents deemed to be interest............    22,180
 Amortization of debt expense......................       411
                                                    ---------
    Total Fixed Charges............................ $  52,543
Preferred Stock Dividend Requirements..............    74,581
                                                    ---------
    Fixed Charges and Preferred Stock Dividends.... $ 127,124
                                                    =========
Earnings (Loss)
 Loss from continuing operations before income
  taxes............................................ $(455,013)
 Fixed charges, less capitalized interest..........    52,058
 Amortization of capitalized interest..............     4,475
 Distributed income from less than 50% owned
  unconsolidated affiliates........................       352
 Subtract: Equity income from less than 50% owned
  unconsolidated affiliates........................      (615)
                                                    ---------
    Total Loss..................................... $(398,743)
                                                    =========
Ratio of earnings to fixed charges and preferred
 stock dividends...................................    (a)

- --------
(a) Earnings are approximately $526 million lower than the amount needed to cover fixed charges and preferred stock dividends in this year, as earnings were impacted by approximately $768 million in restructuring charges.